Exhibit 99.1

Revlon Reports Second Quarter and Six Months 2005 Results; Company Also Announces Strategic Growth Initiatives and Provides Outlook for 2005 and Beyond

     NEW YORK--(BUSINESS WIRE)--Aug. 4, 2005--Revlon, Inc. (NYSE: REV) today announced results for the second quarter and six months ended June 30, 2005. For the quarter, net sales advanced approximately 1% versus year-ago to $318 million, and Adjusted EBITDA(1) advanced approximately 2% to $24 million. Net loss in the quarter narrowed slightly to $36 million, or $0.10 per diluted share, compared with a net loss of $39 million, or $0.11 per diluted share, in the second quarter of 2004. The Company also announced today two strategic growth initiatives, designed to significantly accelerate top-line growth and further build the Company's position in the mass-market color cosmetics category.
     Commenting on the results of the quarter, Revlon President and Chief Executive Officer Jack Stahl stated, "We are very pleased with our results in the second quarter and the progress we continue to make to strengthen our brands, our relationships with our retail partners, and our organization."
     The Company indicated that one of the initiatives, focused on the Almay brand, is designed to capitalize on unmet consumer needs for simplicity and healthy beauty and builds on the inherent strengths of the Almay brand and the dramatic success achieved this year with the Almay Intense i-Color Collection. "We have listened to our consumers and have developed a completely new experience for the Almay consumer that addresses her busy lifestyle, need for simplicity, and desire for personalization," stated Stephanie Peponis, Executive Vice President and Chief Marketing Officer at Revlon. The second initiative is focused on the more mature cosmetics consumer segment, which is a large and growing demographic group currently underserved by existing cosmetics offerings. "We have developed a full range of products specifically for this important group of women, who have told us that their current products no longer work for them. To address this, we are introducing the ideal cosmetics system, products and shades for her changing skin," continued Ms. Peponis.
     Mr. Stahl continued, "I am delighted with the strong indications of support we are receiving on these initiatives from our retail partners, and I believe the announcements today underscore our focus on growth. At the same time, we are also very focused on reducing our costs and executing against our previously-disclosed operating margin objective. We believe that our strong top-line outlook, coupled with our operating margin potential, positions us well to achieve our objective of long-term profitable growth and value creation."
     Commenting specifically on the Company's outlook for 2005 and beyond, Mr. Stahl stated, "For 2005, we expect that these initiatives will have a very positive impact on our revenues, while not having a meaningful positive or negative impact on Adjusted EBITDA. As it relates to 2006, we expect strong top-line performance and related significant investment spending behind the new initiatives, resulting in our expecting solid Adjusted EBITDA growth for the year. Based on the progress we have made over the past several years and our plans going forward, we expect our earnings momentum to accelerate beyond 2006, fueled by both our growing top line and our operating margin improvement opportunities."
     Revlon will host a conference call with members of the investment community on August 4, 2005 at 10:00 AM EDT to discuss the announcements made today. Access to the call is available to the public at www.revloninc.com, in the Investor Relations section, under Events Calendar. A copy of the press release and additional information related to the call will be available in the Investor Relations section of the Company's website, under Press Releases and Financial Reports, respectively.

     Second Quarter Results

     Net sales in the second quarter of 2005 advanced approximately 1% to $318.3 million, compared with net sales of $316.1 million in the second quarter of 2004. Excluding the impact of favorable foreign currency translation, net sales in the quarter were down approximately 1%.
     In North America(2), net sales declined 4% to $198.3 million, versus $206.8 million in the second quarter of 2004. This performance primarily reflected lower licensing revenues stemming from a $5 million prepayment of minimum royalties from a licensee that benefited the second quarter of 2004. Also impacting the comparison were lower shipments of base products, partially offset by strength of new products and a reduction in returns and allowances.
     In International, net sales grew 10% to $120.0 million, versus $109.3 million in the second quarter of 2004. This performance reflected growth in each of the Company's international regions, as well as the benefit of favorable foreign currency translation. Excluding the favorable impact of foreign currency translation, International net sales advanced approximately 5% versus year-ago.
     The Company narrowed its operating loss in the quarter to $0.3 million, versus an operating loss of $1.8 million in the second quarter of 2004. This improvement largely reflected the growth in net sales and lower brand support, partially offset by the impact of the aforementioned licensing benefit in the year-ago period and higher general and administrative expenses, including upfront development costs associated with the initiatives.
     Adjusted EBITDA in the second quarter advanced 2% to $24.2 million, compared with Adjusted EBITDA of $23.7 million in the second quarter of 2004. This performance was driven by largely the same factors as those that impacted the operating income comparison. Adjusted EBITDA is a non-GAAP measure that is defined in the footnotes of this release and which is reconciled to net income/(loss), the most directly comparable GAAP measure, in the accompanying financial tables.
     Net loss in the second quarter was $35.8 million, or $0.10 per diluted share, compared with a net loss of $38.9 million, or $0.11 per diluted share, in the second quarter of 2004. Cash flow used for operating activities in the second quarter of 2005 was $39.2 million, compared with cash flow used for operating activities of $64.5 million in the second quarter of 2004.
     In terms of U.S. marketplace performance, according to ACNielsen(3), the color cosmetics category for the quarter advanced 2.8% versus the same period last year. For the first six months of 2005, the category advanced 2.2% versus year-ago. Combined share for the Revlon and Almay brands advanced 0.5 share points versus year-ago to 22.3% in the second quarter. The Revlon brand registered a share of 15.7% for the quarter, compared with 16.0% in the second quarter of 2004, while the Almay brand advanced to 6.6% for the quarter, compared with 5.7% in the year-ago period. For the first six months, combined market share advanced 0.2 share points versus year-ago to 22.2%. Revlon brand share for the six months was 15.7%, versus 16.1% in the first six months of 2004, while Almay share was 6.5%, versus 5.8% in the year-ago period.
     In other categories, the Company gained market share in the quarter and six months in hair color and beauty tools, while market share was essentially even for anti-perspirants/deodorants.

     Six-Month Results

     For the first six months of 2005, net sales declined approximately 1% to $619.2 million, compared with net sales of $624.5 million in the same period last year.
     In North America, net sales of $392.5 million for the first six months were down approximately 5% versus net sales of $412.7 million in the same period last year. In International, net sales of $226.7 million advanced 7% in the first six months of 2005, versus net sales of $211.8 million in the year-ago period. Excluding the favorable impact of foreign currency translation, International net sales for the six-month period grew 3% versus year-ago.
     For the first six months of 2005, the Company generated an operating loss of $2.4 million, versus operating income of $18.3 million in the first six months of 2004. Adjusted EBITDA in the first six months of 2005 was $45.9 million, compared with Adjusted EBITDA of $68.2 million in the first six months of 2004.
     Net loss was $82.6 million, or $0.22 per diluted share, in the first six months of 2005, compared with a net loss of $97.1 million, or $0.42 per diluted share, in the first six months of 2004. Cash flow used for operating activities in the first six months of 2005 was $46.8 million, compared with cash flow used for operating activities of $100.1 million in the first six months of 2004.

     More Detailed Outlook

     The Company indicated that the positive net sales impact anticipated from the initiatives in 2005 is approximately $50 million, which includes an estimated $40 million to $50 million of incremental returns provisions associated with the launch. The Company expects that the combined incremental net sales potential of the two initiatives for the full year of 2006 could be well in excess of double the benefit that it expects to realize in 2005.
     For 2005, the positive net sales impact of the initiatives is expected to be essentially offset by accelerated amortization, currently estimated to be approximately $10 million to $15 million, associated with certain retail display fixtures, as well as various upfront expenses related to the launch, including development and marketing-related expenses. As previously indicated, the Company expects that the initiatives will not have a meaningful positive or negative impact to Adjusted EBITDA for the year.
     The Company expects its performance in the third quarter of 2005 to include the impact of much of the anticipated incremental provision for returns, while performance in the fourth quarter would benefit from the incremental shipments associated with the launch. Given the magnitude of the initiatives, the Company also expects the first quarter of 2006 to benefit from incremental initial shipments associated with the launch.
     From a cash flow perspective and assuming the initiatives begin shipping in the fourth quarter of 2005 as planned, working capital is expected to increase during the second half of the year and return to more normalized levels in relation to sales during the second quarter of 2006. In addition, the Company expects to increase its investment in permanent displays in 2005 and 2006, in order to execute the initiatives.
     In connection with the initiatives, the Company indicated that it intends to increase to $185 million its previously announced commitment to issue $110 million of equity by March 31, 2006. The Company reiterated its commitment to use the proceeds of $110 million of the equity offering to reduce debt, with the balance available for general corporate purposes. The Company also announced that it intends to conduct a proposed debt financing to raise approximately $75 million in the third quarter of 2005, to help fund investments in the initiatives.
     To the extent that the equity issuance is less than $185 million, MacAndrews & Forbes, the Company's principal shareholder, has agreed to back-stop the issuance by purchasing such additional equity as necessary to ensure that the Company raises the full $185 million. MacAndrews & Forbes has also agreed to extend the term of the Company's existing line of credit, which has current availability of $87 million, through the planned equity issuance to be consummated by March 31, 2006.

     About Revlon

     Revlon is a worldwide cosmetics, skin care, fragrance, and personal care products company. The Company's vision is to deliver the promise of beauty through creating and developing the most consumer preferred brands. Websites featuring current product and promotional information can be reached at www.revlon.com and www.almay.com. Corporate and investor relations information can be accessed at www.revloninc.com. The Company's brands, which are sold worldwide, include Revlon(R), Almay(R), Ultima(R), Charlie(R), Flex(R), and Mitchum(R).

     Footnotes to Press Release

     (1)Adjusted EBITDA is defined as net earnings before interest, taxes, depreciation, amortization, gains/losses on foreign currency transactions, gains/losses on the sale of assets, gains/losses on the early extinguishment of debt, and miscellaneous expenses. Adjusted EBITDA is a non-GAAP financial measure that is reconciled to net income/(loss), its most directly comparable GAAP measure, in the accompanying financial tables. The Company believes that Adjusted EBITDA is a financial metric that can assist the Company and investors in assessing its financial operating performance and underlying strength of its business, excluding the effects of certain factors, including gains/losses on foreign currency transactions, gains/losses on the sale of assets, gains/losses on the early extinguishment of debt, and miscellaneous expenses. Finally, EBITDA is defined differently for our credit agreement.

     (2)North America includes the United States and Canada.

     (3)All market share and consumption data is U.S. mass-market dollar volume according to ACNielsen (an independent research entity). ACNielsen data is an aggregate of the drug channel, Kmart, Target and Food and Combo stores, and excludes Wal-Mart and regional mass volume retailers. This data represents approximately two-thirds of the Company's U.S. mass-market dollar volume.

     Forward-Looking Statements

     Statements made in this press release which are not historical facts, including statements about the Company's plans, strategies, beliefs and expectations, are forward-looking and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date they are made, and, except for the Company's ongoing obligations under the U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Such forward-looking statements include, without limitation, the Company's expectations, plans and/or beliefs:
(i) concerning its growth outlook, including that the two strategic growth initiatives will significantly accelerate the Company's top-line growth and further build the Company's position in the mass-market color cosmetics category and that the Company is positioned well to achieve its objective of long-term profitable growth and value creation; (ii) that it has strong support for these initiatives from its retail partners; (iii) that it will reduce its costs and execute against its previously-disclosed operating margin objective; (iv) that the positive net sales impact in 2005 from the two strategic initiatives will be approximately $50 million, that it will have an estimated $40 million to $50 million of incremental returns provisions associated with the launch (much of which will impact the third quarter of 2005), that accelerated amortization of existing displays will be approximately $10 million to $15 million and that these initiatives will not have a meaningful positive or negative impact to the Company's Adjusted EBITDA for 2005; (v) that the first quarter of 2006 will benefit from incremental initial shipments associated with the launch, that the combined incremental net sales potential of the two initiatives for the full year 2006 could be well in excess of double the benefit that it expects to realize in 2005, that its performance in 2006 will be characterized as one of strong top-line performance and related significant investment spending behind the new initiatives, that it will have solid Adjusted EBITDA growth for 2006 and that its earnings momentum will accelerate beyond 2006; (vi) that working capital will increase during the second half of 2005 and return to more normalized levels in relation to sales during the second quarter of 2006; (vii) that its overall investments in permanent displays will increase in 2005 and 2006; (viii) that it will issue $185 million of equity by March 31, 2006 and use proceeds from $110 million of such issuance to reduce debt and the Company's expectation that the balance of such proceeds will be available for general corporate purposes; and (ix) that it will conduct a debt financing in the third quarter of 2005 to raise approximately $75 million and that proceeds from such financing will be available for general corporate purposes, including to help fund the initiatives. Actual results may differ materially from such forward-looking statements for a number of reasons, including those set forth in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K/A for the year ended December 31, 2004, and the Company's Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that it files with the SEC during 2005 (which may be viewed on the SEC's website at http://www.sec.gov or on the Company's website at http://www.revloninc.com), as well as the following reasons: (i) difficulties, delays or higher than expected costs to generate the Company's anticipated growth in net sales in 2005 and 2006 or difficulties or delays to generate anticipated growth in earnings and/or Adjusted EBITDA, including in 2005 and 2006 or beyond, such as due to less than anticipated net sales, higher than anticipated returns, higher than expected expenses, less than anticipated retail customer or consumer acceptance of these initiatives, decreased sales of the Company's existing products as a result of the sale of products associated with these initiatives and/or competitive activities; (ii) difficulties, delays or unanticipated costs in the Company's efforts to reduce its costs and execute against its previously-disclosed operating margin objective, such as due to increased costs of raw materials, components, labor or other items or other difficulties or delays in implementing initiatives intended to improve operating margins; (iii) higher than anticipated returns in the third quarter of 2005, higher than anticipated amortization of existing displays or less than anticipated shipments associated with the launch; (iv) higher than anticipated working capital or unforeseen circumstances affecting the timing or levels thereof; (v) difficulties, delays or increased costs associated with, or the Company's inability to consummate, the issuance of $185 million of equity by March 31, 2006 and the unavailability of, or less than anticipated, proceeds from such transaction; and (vi) difficulties, delays or increased costs associated with, or the Company's inability to consummate, the proposed debt financing to raise approximately $75 million and the unavailability of, or less than anticipated, proceeds from such transaction.


                     REVLON, INC. AND SUBSIDIARIES
       UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
             (dollars in millions, except per share data)

                       Three Months Ended         Six Months Ended
                            June 30,                  June 30,
                    ------------------------ -------------------------
                        2005        2004         2005         2004
                    ------------ ----------- ------------ ------------
Net sales          $      318.3 $     316.1 $      619.2 $      624.5
Cost of sales             118.9       118.4        233.1        235.5
                    ------------ ----------- ------------ ------------
 Gross profit             199.4       197.7        386.1        389.0
Selling, general
 and administrative
 expenses                 199.9       199.4        387.0        371.3
Restructuring
 (benefit) costs
 and other, net            (0.2)        0.1          1.5         (0.6)
                    ------------ ----------- ------------ ------------
   Operating income
    (loss)                 (0.3)       (1.8)        (2.4)        18.3
                    ------------ ----------- ------------ ------------
Other expenses
  (income):
 Interest expense          31.8        29.0         61.5         73.6
 Interest income           (1.8)       (1.1)        (3.4)        (2.1)
 Amortization of
  debt issuance
  costs                     1.7         2.5          3.3          5.1
 Foreign currency
  (gains) losses,
  net                      (1.2)        3.0          1.3          1.6
 Loss on early
  extinguishment of
  debt                      1.5           -          9.0         32.6
 Miscellaneous, net         0.2         2.4          1.6          2.5
                    ------------ ----------- ------------ ------------
   Other expenses,
    net                    32.2        35.8         73.3        113.3
                    ------------ ----------- ------------ ------------

Loss before income
 taxes                    (32.5)      (37.6)       (75.7)       (95.0)

Provision for
 income taxes               3.3         1.3          6.9          2.1
                    ------------ ----------- ------------ ------------

Net loss           $      (35.8)$     (38.9)$      (82.6)$      (97.1)
                    ============ =========== ============ ============

Basic and diluted
 net loss per
 common share      $      (0.10)$     (0.11)$      (0.22)$      (0.42)
                    ============ =========== ============ ============

Weighted average
number of common
shares outstanding:
  Basic and diluted  371,240,301 369,526,515 370,686,698  231,229,771
                    ============ =========== ============ ============


                     REVLON, INC. AND SUBSIDIARIES
                 CONSOLIDATED CONDENSED BALANCE SHEETS
                         (dollars in millions)

                                             June 30,    December 31,
                 ASSETS                       2005           2004
                                          -------------- -------------
                                           (Unaudited)
Current assets:
 Cash and cash equivalents               $         66.7 $       120.8
 Trade receivables, net                           148.4         200.6
 Inventories                                      190.2         154.7
 Prepaid expenses and other                        69.5          69.7
                                          -------------- -------------
  Total current assets                            474.8         545.8
Property, plant and equipment, net                115.9         118.7
Other assets                                      148.6         149.9
Goodwill, net                                     186.1         186.1
                                          -------------- -------------
  Total assets                           $        925.4 $     1,000.5
                                          ============== =============

LIABILITIES AND STOCKHOLDERS' DEFICIENCY

Current liabilities:
 Short-term borrowings - third parties   $         37.5 $        36.6
 Current portion of long-term debt -
  third parties                                       -          10.5
 Accounts payable                                  99.7          95.2
 Accrued expenses and other                       267.4         283.2
                                          -------------- -------------
  Total current liabilities                       404.6         425.5
Long-term debt - third parties                  1,337.0       1,308.2
Other long-term liabilities                       286.2         286.7
Total stockholders' deficiency                 (1,102.4)     (1,019.9)
                                          -------------- -------------
  Total liabilities and stockholders'
   deficiency                            $        925.4 $     1,000.5
                                          ============== =============


                     REVLON, INC. AND SUBSIDIARIES
               UNAUDITED ADJUSTED EBITDA RECONCILIATION
                         (dollars in millions)

                                                    Three Months Ended
                                                         June 30,
                                                    ------------------
                                                      2005      2004
                                                    --------  --------
Reconciliation to net loss:                             (Unaudited)
---------------------------------------------------

Net loss                                           $  (35.8) $  (38.9)

Interest expense, net                                  30.0      27.9
Amortization of debt issuance costs                     1.7       2.5
Foreign currency (gains) losses, net                   (1.2)      3.0
Loss on early extinguishment of debt                    1.5         -
Miscellaneous, net                                      0.2       2.4
Provision for income taxes                              3.3       1.3
Depreciation and amortization                          24.5      25.5

                                                    --------  --------
Adjusted EBITDA                                    $   24.2  $   23.7
                                                    ========  ========


                                                     Six Months Ended
                                                         June 30,
                                                    ------------------
                                                      2005      2004
                                                    --------  --------
Reconciliation to net loss:                            (Unaudited)
---------------------------------------------------

Net loss                                           $  (82.6) $  (97.1)

Interest expense, net                                  58.1      71.5
Amortization of debt issuance costs                     3.3       5.1
Foreign currency (gains) losses, net                    1.3       1.6
Loss on early extinguishment of debt                    9.0      32.6
Miscellaneous, net                                      1.6       2.5
Provision for income taxes                              6.9       2.1
Depreciation and amortization                          48.3      49.9

                                                    --------  --------
Adjusted EBITDA                                    $   45.9  $   68.2
                                                    ========  ========


     CONTACT: Revlon, Inc.
              Investor Relations:
              Maria A. Sceppaguercio, 212-527-5230
              or
              Media:
              Scott Behles, 212-527-4718